SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BERNARD CHAUS, INC.

(Exact name of Registrant as specified in its charter)

New York	530 Seventh Avenue New York, NY 10018	13-2807386
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

BERNARD CHAUS, INC.
2007 RESTRICTED STOCK INDUCEMENT PLAN

(Full Title of the Plan)

Josephine Chaus
Chairwoman of the Board,
President and Chief Executive Officer
Bernard Chaus, Inc.
530 Seventh Avenue
New York, NY 10018

(Name and Address of Agent for Service)

(212) 354-1280

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Geraldine Sinatra, Esquire
Dechert LLP
2929 Arch Street
Philadelphia, PA 19104
(215) 994-4000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock, par value $0.01 per share(3)	100,000 shares	$.59	$59,000	$1.81

(1)	Pursuant to Rule 416(a), this registration statement (the ‘‘Registration Statement’’) shall also cover any additional shares of Common Stock which become issuable under the Bernard Chaus, Inc. 2007 Restricted Stock Inducement Plan (the ‘‘Plan’’) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.
(2)	The registration fee for the shares of Common Stock to be issued pursuant to restricted stock reserved but not yet granted under the Plan was calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933 on the basis of $.59 per share, the average of the high and low prices of the Common Stock as quoted on the OTC Bulletin Board on November 30, 2007.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the ‘‘Commission’’) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by Bernard Chaus, Inc. (the ‘‘Registrant’’) are hereby incorporated herein by reference:

(a)    The Registrant’s annual report for the fiscal year ended June 30, 2007, filed on Form 10-K on September 28, 2007.

(b)    All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’) since June 30, 2007.

(c)    The description of the Registrant’s common stock, par value $.01 per share (‘‘Common Stock’’), which is contained in Amendment Number 2 to Form S-3, filed by the Registrant on December 10, 1997, including any amendment or report filed for the purpose of updating such description.

(d)    All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Sections 722 and 726 of the New York Business Corporation Law (the ‘‘BCL’’) grant the Registrant broad powers to indemnify and insure its directors and officers against liabilities they may incur in such capacities. In accordance therewith, the Registrant’s Restated Certificate of Incorporation, as amended (the ‘‘Charter’’), and By-Laws provide for the fullest indemnification of an officer or a director of the Company under the BCL. The Charter also eliminates personal liability for any breach of directors’ duty to the Registrant and its stockholders, provided that such breach does not result from (a)(i) an act or omission in bad faith, (ii) intentional misconduct or (iii) a knowing violation of law, (b) a transaction from which a director derived a personal benefit or financial gain to which the director was not entitled, or (c) the approval of dividends, stock repurchases, asset distributions or loans to directors in violation of the BCL.

The Registrant has entered into agreements with its directors and certain of its officers that require the Registrant to indemnify such persons against expenses, including attorneys’ fees, judgments, fines, settlements and other amounts incurred directly or indirectly in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person served as a director or officer of the Registrant or any of its affiliated enterprises, provided that such indemnification is consistent with the BCL. The agreements also require the Registrant to carry directors’ and officers’ liability insurance for as long as such person serves in a capacity that exposes such person to liability unless and until the Registrant’s Board of Directors decides that the cost of the insurance does not justify the benefit. The Company has purchased such directors’ and officers’ liability insurance covering certain liabilities which may be incurred by its directors and officers in the performance of their services for the Registrant.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.
10.1	Chaus, Inc. 2007 Restricted Stock Inducement Plan
10.2	Form of Award Agreement under Chaus, Inc. 2007 Restricted Stock Inducement Plan
23.1	Consent of Mahoney Cohen & Company, CPA, P.C.
23.2	Consent of Dechert LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page hereto)

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 6th day of December, 2007.

BERNARD CHAUS, INC.
By: /s/ Barton Heminover Barton Heminover Chief Financial Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Josephine Chaus and Barton Heminover, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ Josephine Chaus	Chairwoman of the Board, President and Chief Executive Officer (Principal Executive Officer)

Josephine Chaus

/s/ Barton Heminover	Chief Financial Officer (Principal Financial Officer)

Barton Heminover

/s/ Philip G. Barach	Director

Philip G. Barach

/s/ Lee Kling	Director

Lee Kling

/s/ Harvey M. Krueger	Director

Harvey M. Krueger

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.
10.1	Chaus, Inc. 2007 Restricted Stock Inducement Plan
10.2	Form of Award Agreement under Chaus, Inc. 2007 Restricted Stock Inducement Plan
23.1	Consent of Mahoney Cohen & Company, CPA, P.C.
23.2	Consent of Dechert LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page hereto)